Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the related notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit is filed. In addition to historical information, the following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2021 (the “Form 8-K”), particularly in sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

As used herein, “we”, “us”, “our”, the “Company” and “Playboy” refer to Playboy Enterprises, Inc. and its subsidiaries prior to the consummation of the Business Combination (defined below) and the combined company and its subsidiaries following the consummation of the Business Combination.

Business Overview

Playboy is a large, global consumer lifestyle company marketing its brands through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment. Playboy reaches millions of consumers worldwide with products across four key market categories: Sexual Wellness, including intimacy products and lingerie; Style and Apparel, including a variety of apparel and accessories products for men and women; Gaming and Lifestyle, such as digital gaming, hospitality and spirits; and, Beauty and Grooming, including fragrance, skincare, grooming and cosmetics for women and men.

Playboy has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives its revenue from sales of consumer products sold directly to consumers through Playboy’s own online channels or through third party retailers. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming which is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.

Merger with MCAC

On September 30, 2020, Playboy entered into an agreement and plan of merger (“Merger Agreement”), with Mountain Crest Acquisition Corp., a publicly-traded special purpose acquisition company incorporated in Delaware, (“MCAC”), MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Playboy (the “Merger”) with Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC agreed to acquire all of the outstanding shares of Playboy common stock for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Playboy net debt (the “Net Debt Target”). The number of shares issued at closing was subject to adjustment at a rate of one share of MCAC Common Stock for each $10.00 increment that the Net Debt (as defined in the Merger Agreement) is greater than (in which case the number of shares would be reduced) or less than (in which case the number of shares would be increased) the Net Debt Target. The Merger was subject to certain closing conditions, including stockholder approval, no material adverse effects with respect to Playboy, and MCAC capital requirements.

Playboy’s options and restricted stock units (“RSUs”) that were outstanding as of immediately prior to the closing of the Business Combination were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of MCAC’s common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and shall be subsequently paid, in settlement, in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

In connection with the execution of the Merger Agreement, Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement pursuant to which Playboy purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. The Sponsor transferred the Initial Shares to Playboy upon the closing of the Merger.

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On February 10, 2021, the Business Combination was consummated and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” and started trading on the Nasdaq on February 11, 2021.

The Business Combination will be accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Playboy will be treated as the accounting acquirer. This determination was primarily based on Playboy having a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Playboy.

Acquisition of TLA

On March 1, 2021, Playboy completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $25.1 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states.

Acquisition of Yandy

On December 31, 2019, Playboy acquired substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy for cash consideration of $13.1 million. Yandy operates as an online retailer of women’s lingerie, costumes, swimwear, other apparel and bedroom accessories and is headquartered in Phoenix, Arizona. Yandy has curated a catalog with over 20,000 products from more than 100 brands and sells products to customers worldwide. The primary drivers for the acquisition were to leverage Yandy’s e-commerce capabilities, attractive brand positioning and customer database. Yandy’s operating results are consolidated with Playboy’s beginning on January 1, 2020. Therefore, the consolidated results of operations for the year ended December 31, 2020 may not be comparable to the same period in 2019. Yandy’s results of operations for the year ended December 31, 2020 are presented in the table below:

Year Ended December 31, 2020
(in thousands)
Net revenues	$62,628
Costs and expenses:
Cost of sales	(40,934)
Selling and administrative expenses	(18,930)
Total costs and expenses	(59,864)
Operating income	2,764
Other income	352
Net income	$3,116

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Key Factors and Trends Affecting Playboy’s Business

Playboy believes that the performance and future success depends on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the Form 8-K titled “Risk Factors.”

Expanding the Consumer Products Business through Owned and Operated Products and Channels

Playboy is accelerating its growth in company-owned and branded consumer products in attractive and expanding markets in which it has a proven history of brand affinity and consumer spend. Additionally, Playboy has acquired and launched this past year its own direct-to-consumer online sales channels, yandy.com, loversstores.com and pleasureforall.com, in addition to playboy.com, to further accelerate the sales of these products. However, Playboy’s new product and new distribution strategies are in their early stages and will take time to fully develop.

Reduced Reliance on China Licensing Revenues

Playboy has enjoyed substantial success in licensing its trademarks in China where it is a leading men’s apparel brand, and where licensing revenues have consistently grown year-over-year. However, as a result of this success, the percentage of total net revenue attributable to China licensing had become 44.4% of Playboy’s total revenue by the end of 2019. With the acquisition of Yandy and the ramp up of North American consumer product sales, that percentage reduced to 27% for the year ended December 31, 2020, despite higher China licensing revenues, and Playboy expects it will continue to become a smaller percentage of total net revenue in the future as North American consumer product sales, largely through direct-to-consumer channels, accelerates.

Seasonality of Playboy’s Consumer Product Sales Results in Stronger Fourth Quarter Revenues

A combination of online Halloween costume sales and holiday sales toward the end of the year typically result in higher revenues and profit in Playboy’s fourth quarter, particularly at Yandy. Historically, October sales of costumes have resulted in significantly higher revenues than in other months but are also coming under increasing pressure from competition in this category. Playboy expects investment and growth in expanding the consumer products category and distribution will likely accelerate the strong fourth quarter seasonality of the business in the future.

Attractive Merger and Acquisition Opportunities are Increasing

Building on Playboy’s successful acquisition and integration of Yandy in late 2019, Playboy continues to identify and assess potentially advantageous merger, acquisition and investment opportunities. Playboy will continue focusing on potential tuck-in opportunities to complement its organic growth with potential for larger, strategic mergers and acquisitions initiatives over the long-term. Playboy believes its mergers and acquisitions strategy will be supported by its operating cash flow and balance sheet flexibility.

COVID-19

In March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus known as COVID-19. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a range of industries. Currently, Playboy has not suffered material adverse consequences as a result of the COVID-19 pandemic, but the extent of the impact of COVID-19 on its future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and impact on employees and vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact Playboy’s future financial condition or results of operations is uncertain.

Playboy has focused on protecting its employees, customers and vendors to minimize potential disruptions while managing through this pandemic. Playboy took the following specific actions starting in 2020:

•	In mid-March, temporarily closed the offices in its Los Angeles, CA and Phoenix, AZ locations;

•	Made work at home accommodations for office employees;

•	Maintained operations in the Phoenix warehousing and fulfillment facility, but split the warehouse employees into teams working on alternating days to reduce headcount by half working in the warehouse on any one day and required and enforced social distancing, required masks to be worn at all times, increased the frequency of wiping down counters and equipment with disinfectant, required frequent handwashing and provided additional hand sanitizer;

•	Limited company-related travel;

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•	Amended its credit facility to defer amortization payments for the quarters ended June 30, 2020 and September 30, 2020, to 2021 and eliminate excess cash flow (principal) payments during those two quarters; and

•	Deferred payroll taxes to 2021/2022 under the Coronavirus Aid, Relief and Economic Security Act of 2020

Although Playboy has not suffered any material adverse consequences to date from the COVID-19 pandemic, the business has been impacted both negatively and positively. The remote working and stay-at-home orders resulted in the closure of the London Playboy Club and retail stores of Playboy’s licensees, decreasing licensing revenues in the second quarter of 2020, as well as causing supply chain disruption and less efficient product development thereby slowing the launch of new products. However, these negative impacts were offset by an increase in Yandy’s direct-to-consumer sales, which have benefited in part from overall increases in online retail sales so far during the pandemic.

For additional discussion of the impacts on and risks to Playboy’s business from COVID-19, please refer to “Impacts of the COVID-19 Pandemic” included in the section titled “Business” and the risks included in the section “Risk Factors” of the Form 8-K.

How Playboy Assesses the Performance of its Business

In assessing the performance of its business, Playboy considers a variety of performance and financial measures. The key indicators of the financial condition and operating performance of the business are revenues, salaries and benefits, and selling and administrative expenses. To help assess performance with these key indicators, Playboy uses Adjusted EBITDA as a non-GAAP financial measure. Playboy believes this non-GAAP measure provides useful information to investors and expanded insight to measure revenue and cost performance as a supplement to the GAAP consolidated financial statements. See the “EBITDA and Adjusted EBITDA” section below for reconciliations of Adjusted EBITDA to net (loss) income, the closest GAAP measure.

Components of Results of Operations

Revenues

Playboy generates revenue from trademark licenses for third-party consumer products, online gaming and location-based entertainment businesses in addition to sales of consumer products sold through third-party retailers or online direct-to-customer and from the subscription of Playboy programming which is distributed through various channels, including websites and domestic and international television.

Trademark Licensing

Playboy licenses trademarks under multi-year arrangements to consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, Playboy generally receives an annual non-refundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Earned royalties received in excess of the minimum guarantee (“Excess Royalties”) are typically payable quarterly. Playboy recognizes revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned.

Consumer Products

Playboy’s revenue from the sale of online apparel and accessories increased substantially upon the acquisition of Yandy on December 31, 2019. Revenue from sales of online apparel and accessories, including sales through third-party sellers, is recognized upon delivery of the goods to the customer. Revenue is recognized net of incentives and estimated returns. Playboy periodically offers promotional incentives to customers, which include basket promotional code discounts and other credits, which are recorded as a reduction of revenue.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of playboyplus.com and playboy.tv, which are online content platforms. Playboy receives fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

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TV and Cable Programming

Playboy licenses programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute Playboy’s programming under the terms of affiliation agreements. Royalties are generally collected monthly and recognized as revenue as earned.

Cost of Sales

Cost of sales primarily consist of merchandise costs, warehousing and fulfillment, agency fees, personnel and editorial content costs for Playboy magazine, websites, and Playboy Television, branding events and paper, printing, postage and freight costs associated with Playboy magazine.

Selling and Administrative

Selling and administrative expenses primarily consist of rent, personnel costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities, insurance, and management fees.

Related Party Expenses

Related party expenses consist of management fees paid to an affiliate of one of Playboy’s stockholders for management and consulting services.

Nonoperating (Expense) Income

Investment Income

Investment income primarily consists of interest received on Playboy’s cash and cash equivalents.

Interest expense

Interest expense consists of interest on Playboy’s long-term debt and the amortization of deferred financing costs.

Gain from Settlement of Convertible Promissory Note

Gain from settlement of convertible promissory note relates to the gain from settlement of a convertible promissory note payable to GBG International Holding Company Limited at a 20% discount.

Gain from Bargain Purchase

Gain from bargain purchase relates to the acquisition of Yandy for cash consideration which was less than the fair value of the net assets acquired.

Other, Net

Other, net consists primarily of other miscellaneous nonoperating items, such as bank charges and foreign exchange gains or losses.

Provision for Income Taxes

The provision for income taxes consists of an estimate for U.S. federal, state, and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, Playboy maintains a valuation allowance against its U.S. and state deferred tax assets.

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Results of Operations

Comparison of Fiscal Years Ended December 31, 2020 and 2019

The following table summarizes key components of Playboy’s results of operations for the periods indicated:

	Year Ended December 31,
	2020	2019	$ Change	% Change

	(in thousands)
Net revenues	$147,662	$78,110	$69,552	89.0%

Costs and expenses:
Cost of sales	(73,180)	(37,742)	(35,438)	93.9
Selling and administrative expenses	(59,863)	(45,399)	(14,464)	31.9
Related-party expenses	(1,007)	(1,005)	(2)	0.2
Total costs and expenses	(134,050)	(84,146)	(49,904)	59.3

Operating income (loss)	13,612	(6,036)	19,648	*

Nonoperating income (expense):
Investment income	30	225	(195)	(86.7)
Interest expense	(13,463)	(14,225)	762	(5.4)
Gain from settlement of convertible promissory note	1,454	—	1,454	100.0
Gain from bargain purchase	—	1,483	(1,483)	(100.0)
Other, net	168	(173)	341	*
Total nonoperating expense	(11,811)	(12,690)	879	(6.9)

Income (loss) before income taxes	1,801	(18,726)	20,527	*
Provision for income taxes	(7,072)	(4,850)	(2,222)	45.8
Net loss	$(5,271)	$(23,576)	18,305	(77.6)
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—	—
Net loss attributable to Playboy Enterprises, Inc.	$(5,271)	$(23,576)	$18,305	(77.6)

* Not meaningful

Net Revenues

Net revenues increased by $69.6 million, or 89.0%, from $78.1 million during the year ended December 31, 2019 to $147.7 million during the year ended December 31, 2020. Excluding net revenues from Yandy of $62.6 million during the year ended December 31, 2020, the remaining increase of $7.0 million was primarily due to a $10.2 million increase in licensing revenues and a $1.0 million increase in Playboy direct-to-consumer revenue partially offset by declines of $2.7 million in domestic television and cable programming and $2.1 million in Playboy magazine revenues.

Cost of Sales

Cost of sales increased by $35.5 million, or 93.9%, from $37.7 million during the year ended December 31, 2019 to $73.2 million during the year ended December 31, 2020. Excluding cost of sales from Yandy of $40.9 million during the year ended December 31, 2020, the offsetting decrease of $5.4 million was primarily due to $7.7 million of higher expenses related to Playboy magazine in 2019, which primarily includes a $3.9 million settlement of a class action lawsuit and $2.7 million higher of editorial, manufacturing, and salary expenses, combined with $2.0 million higher expenses in 2019 related to brand marketing events. Partially offsetting these declines were $2.8 million of higher licensing agency fees and $1.3 million of higher expenses related to Playboy’s direct-to-consumer revenue in 2020.

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Selling and Administrative Expenses

Selling and administrative expenses increased by $14.5 million, or 31.9%, from $45.4 million during the year ended December 31, 2019 to $59.9 million during the year ended December 31, 2020. Excluding selling and administrative expenses from Yandy of $18.9 million during the year ended December 31, 2020, the offsetting decrease of $4.4 million was primarily due to $4.5 million of lower stock-based compensation expense in 2020 combined with $1.5 million of rent expense in 2019 related to a lease that expired in 2019. Partially offsetting these decreases were $1.4 million of expenses in 2020 related to the Business Combination.

Related-Party Expenses

Related-party expenses did not change materially for the years ended December 31, 2019 and 2020.

Nonoperating Income (Expenses)

Investment Income

Investment income decreased by $0.2 million, from $0.2 million during the year ended December 31, 2019 to $30,000 during the year ended December 31, 2020. The decrease was primarily due to interest on Playboy’s cash and cash equivalents.

Interest Expense

Interest expense decreased by $0.7 million, or 5.4%, from $14.2 million during the year ended December 31, 2019 to $13.5 million during the year ended December 31, 2020. The decrease was primarily due to lower interest rates.

Gain from Settlement of Convertible Promissory Note

Gain from settlement of convertible promissory note was $1.5 million during the year ended December 31, 2020 due to Playboy settling the convertible promissory note payable to GBG International Holding Company Limited at a 20% discount.

Gain from Bargain Purchase

Gain from bargain purchase was $1.5 million during the year ended December 31, 2019 due to the acquisition of Yandy for cash consideration of $13.1 million. The total purchase consideration was less than the fair value of the net assets acquired resulting in the recognition of a gain from bargain purchase of $1.5 million.

Other, Net

Other, net increased by $0.4 million, from a loss of $0.2 million during the year ended December 31, 2019 to income of $0.2 million in the year ended December 31, 2020. The increase was primarily due to the acquisition of Yandy and its $0.4 million in other income during the year ended December 31, 2020.

Provision for Income Taxes

Income tax expense increased by $2.2 million, or 45.8%, from $4.9 million during the year ended December 31, 2019 to $7.1 million in the year ended December 31, 2020. The increase was primarily due to $3.1 million higher deferred tax expense partially offset by $1.0 million lower foreign withholding tax expense.

Non-GAAP Financial Measures

In addition to Playboy’s results determined in accordance with GAAP, Playboy believes the following non-GAAP measure is useful in evaluating its operational performance. Playboy uses the following non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Playboy believes that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance.

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EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of Playboy’s performance that is neither required by, nor presented in accordance with, GAAP. Playboy believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Playboy’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA Playboy may incur future expenses similar to those excluded when calculating these measures. In addition, Playboy’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. Playboy’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

In addition to adjusting for non-cash stock-based compensation, Playboy typically adjusts for nonoperating expenses and income, such as management fees paid to its largest shareholder and the expense associated with reorganization and severance resulting in the elimination or right-sizing of specific business activities or operations as Playboy transforms from a print and digital media business to a commerce centric business. Playboy also adjusts for nonrecurring and nonoperating expenses as well as for expenses related to merger and acquisition transactions.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Playboy compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net (loss) income to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate Playboy’s business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2020	2019

	(in thousands)
Net loss	$(5,271)	$(23,576)
Adjusted for:
Interest expense	13,463	14,225
Provision for income taxes	7,072	4,850
Depreciation and amortization	2,258	3,093
EBITDA	17,522	(1,408)
Adjusted for:
Stock-based compensation	2,988	7,368
Reorganization and severance expenses	3,165	1,184
Litigation and settlement expenses	—	5,000
Non-recurring items	3,230	(353)
Management fees and expenses	1,007	1,005
Nonoperating income	(1,299)	(52)
Transaction expenses	1,771	353
Adjusted EBITDA	$28,384	$13,097

•	Reorganization and severance expense adjustments for the year ended December 31, 2020 include $1.8 million of severance expense and $1.4 million of non-recurring salary and related expenses resulting from the closure of Playboy magazine and reduction in content creation and its various support functions, further lay-offs in streamlining the television business, and the reorganization of marketing to increasingly focus on e-commerce revenue generation as the business continues to transform from a print and digital media business to primarily a commerce business.

•	Reorganization and severance expense adjustments for the year ended December 31, 2019 include severance expense related to lay-offs associated with a reorganization of the television and digital subscription businesses, as part of an overall right-sizing and consolidation of those activities as the business transforms from a print and digital media business to primarily a commerce business.

•	Litigation and settlement expense adjustments for the year ended December 31, 2019 include (i) $3.9 million related to a class action lawsuit that was initiated against Playboy on behalf of a group of Michigan Playboy magazine subscribers; (ii) $0.8 million related to arbitration initiated by the Hugh M. Hefner 1991 Trust asserting that Playboy had breached a license agreement between Playboy and Mr. Hugh M. Hefner; and (iii) $0.4 million related to a settlement with a former employee.

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•	Nonrecurring items adjustments for the year ended December 31, 2020 include amortization of a one-time non-cash inventory valuation step-up as part of the purchase accounting resulting from the acquisition of Yandy.

•	Nonrecurring items adjustments for the year ended December 31, 2019 include a $1.5 million bargain purchase gain on the acquisition of Yandy and $1.1 million related to the termination of Playboy’s Burbank lease.

•	Management fees and expenses adjustments for all periods represent fees paid and expenses reimbursed for Playboy’s largest shareholder.

•	Nonoperating income adjustments for the year ended December 31, 2020 include a gain from settlement of a convertible note, investment income and other miscellaneous items.

•	Nonoperating income adjustments for the year ended December 31, 2019 include investment income and other miscellaneous items.

•	Transaction expenses for the year ended December 31, 2020 include legal, accounting and other costs associated with the Business Combination and the TLA acquisition.

•	Transaction expenses for the year ended December 31, 2019 include legal, accounting and other costs associated with the Yandy acquisition.

Segments

Playboy’s Chief Executive Officer is its Chief Operating Decision Maker (“CODM”). Playboy’s segment disclosure is based on its intention to provide the users of its consolidated financial statements with a view of the business from its perspective. Playboy operates its business in three primary operating and reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Licensing operations include the licensing of one or more of its trademarks and/or images for consumer products and location-based entertainment businesses. Direct-to-Consumer operations include consumer products sold through third-party retailers or online direct-to-customer. Digital Subscriptions and Content operations include the licensing of one or more of its trademarks and/or images for online gaming and the production, marketing and sales of programming under the Playboy brand name, which is distributed through various channels, including domestic and international television.

The following are Playboy’s results of financial performance by segment for each of the periods presented:

	Year Ended December 31,
	2020	2019
Net revenues
Licensing	$61,142	$50,906
Direct-to-Consumer	64,116	268
Digital Subscriptions and Content	20,913	23,243
All Other	1,491	3,693
Total	$147,662	$78,110

Operating (loss) income
Licensing	$44,466	$35,086
Direct-to-Consumer	(752)	(2,955)
Digital Subscriptions and Content	9,478	9,084
Corporate	(38,462)	(39,580)
All Other	(1,118)	(7,671)
Total	$13,612	$(6,036)

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Licensing

Net revenues increased by $10.2 million, or 20.1%, to $61.1 million for the year ended December 31, 2020, compared to $50.9 million for the year ended December 31, 2019. The increase was primarily attributable to higher royalties from increases in minimum guaranteed royalties primarily in China, as well as higher royalties from collaborations in the United States and the United Kingdom.

Operating income increased by $9.4 million, or 26.7%, to $44.5 million for the year ended December 31, 2020, compared to $35.1 million for the year ended December 31, 2019. The increase was primarily attributable to the increase in revenues discussed above partially offset by higher agency fees.

Direct-to-Consumer

Net revenues increased by $63.8 million, or over 100%, to $64.1 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019. The increase was primarily attributable to the acquisition of Yandy.

The operating loss decreased by $2.2 million, or 92.1%, to $0.8 million for the year ended December 31, 2020, compared to $3.0 million for the year ended December 31, 2019. The decrease was primarily attributable to the acquisition of Yandy, which had operating income of $3.3 million in 2020.

Digital Subscriptions and Content

Net revenues decreased by $2.3 million, or 10.0%, to $20.9 million for the year ended December 31, 2020, compared to $23.2 million for the year ended December 31, 2019. The decrease was primarily attributable to a $3.1 million decline in both domestic and international television and cable programming revenues partially offset by a $1.1 million increase in subscription revenues from Playboy’s websites.

Operating income increased by $0.4 million, or 4.3%, to $9.5 million for the year ended December 31, 2020, compared to $9.1 million for the year ended December 31, 2019. The increase was primarily attributable to $1.5 million of rent expense in 2019 related to a lease that expired in 2019 combined with overall lower direct costs partially offset by lower revenues.

All Other

Net revenues decreased by $2.2 million, or 59.6%, to $1.5 million for the year ended December 31, 2020, compared to $3.7 million for the year ended December 31, 2019. The decrease was primarily attributable to a $2.1 million decline in revenues from Playboy magazine.

The operating loss decreased by $6.6 million, or 85.4%, to $1.1 million for the year ended December 31, 2020, compared to $7.7 million for the year ended December 31, 2019. The decrease was primarily attributable to $7.7 million higher expenses related to Playboy magazine in 2019, including a $3.9 million settlement of a class action lawsuit, which ceased publication with the Spring 2020 issue, combined with higher expenses in 2019 related to brand marketing initiatives. Partially offsetting these items were lower revenues from Playboy magazine in 2020.

Corporate

Corporate expenses decreased by $1.1 million, or 2.8%, to $38.5 million for the year ended December 31, 2020, compared to $39.6 million for the year ended December 31, 2019. The decrease was primarily attributable to lower stock-based compensation and brand building expenses partially offset by higher outside expenses for legal, accounting, tax and audit, combined with expenses in 2020 related to the Merger.

Liquidity and Capital Resources

Sources of Liquidity

Playboy’s main source of liquidity is cash generated from operating and financing activities, which primarily includes cash derived from revenue generating activities and proceeds from the issuance of debt including term loans, promissory notes and convertible promissory notes. As of December 31, 2020 and 2019, Playboy’s principal source of liquidity was its cash in the amount of $13.4 million and $27.7 million, respectively, which is primarily held in operating and deposit accounts. Playboy believes its existing sources of liquidity will be sufficient to fund its operations, including lease obligations, debt service requirements, capital expenditures and working capital obligations for at least the next 12 months. Playboy may seek additional equity or debt financing in the future to satisfy capital requirements or fund organic or inorganic growth opportunities. In the event that additional financing is required from third party sources, Playboy may not be able to raise it on acceptable terms or at all.

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Debt

Term Loan

In June 2014, Playboy borrowed $150.0 million under a term loan maturing on December 31, 2018, at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). The interest rate of the term loan is equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. In 2016 and 2017, the Credit Agreement was amended to extend the maturity date to June 30, 2019 and to revise the quarterly principal payments and applicable margin rates. Playboy made a penalty-free principal prepayment of $35.0 million in 2016 and increased the loan amount by $6.5 million in 2017. During the second and third quarter of 2018, Playboy entered into multiple amendments to the Credit Agreement to establish a new commitment amount of $21.0 million, to revise the applicable margin rate and to extend the maturity date to December 31, 2020. In December 2018, the Credit Agreement was further amended to revise the applicable margin rate and extend the maturity date to December 31, 2023. Additionally, Playboy borrowed an additional $40.5 million as well as established new quarterly principal payment amounts. The December amendment was accounted for as an extinguishment of debt resulting in the recognition of a loss of $4.0 million for the year ended December 31, 2018. In December 2019, the Credit Agreement was amended to borrow an additional $12.0 million and revise applicable margin rates. In March 2020, the Credit Agreement was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. Playboy incurred additional financing costs of $0.1 million related to this amendment that were capitalized. The interest rate on the term loan was 8.25% and 8.35% as of December 31, 2020 and December 31, 2019, respectively.

Promissory Notes – Creative Artists Agency–Global Brands Group

In December 2016, Playboy entered into a global consumer products licensing agency representation agreement with Creative Artists Agency–Global Brands Group LLP (“CAA-GBG”). Concurrently, Playboy borrowed $13.0 million from CAA-GBG pursuant to the terms of a promissory note. The promissory note was noninterest bearing and was to be repaid in monthly installments in an amount equal to 11.00% of the monthly collections under the representation agreement beginning in 2017 and ending in 2021. In August 2018, Playboy and CAA-GBG agreed to terminate the original promissory note and issue convertible promissory notes with the principal amounts equal to the outstanding amount of the original promissory note. A convertible promissory note was issued to CAA Brand Management, LLC (“CAA”) for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited (“GBG”) for $7.3 million. In December 2020, Playboy repaid the outstanding principal balance of the GBG note at a 20% discount resulting in a gain from settlement of $1.5 million. In January 2021, the outstanding note with CAA converted into 51,857 shares of Playboy’s common stock.

Convertible Promissory Notes – United Talent Agency

In March 2018, Playboy issued a convertible promissory note to United Talent Agency, LLC (“UTA”) for $2.0 million. In June 2018, Playboy issued a second convertible promissory note to UTA for $1.5 million. These notes are noninterest bearing and are convertible into shares of Playboy’s common stock no later than December 31, 2020. In January 2021, the settlement terms of the outstanding notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In February 2021, Playboy repaid the outstanding principal balance of the notes at a 20% discount resulting in a gain from settlement of $0.7 million.

Cash Flows

The following table summarizes Playboy’s cash flows for the periods indicated:

	Year Ended December 31,
	2020	2019
Net cash provided by (used in):
Operating activities	$813	$5,088
Investing activities	(5,470)	(16,987)
Financing activities	(8,490)	6,061
Net decrease in cash and restricted cash and cash equivalents	$(13,147)	$(5,838)

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Cash Flows from Operating Activities

Net cash provided by operating activities was $0.8 million for the year ended December 31, 2020. This was primarily driven by a net loss of $5.3 million adjusted for non-cash charges of $7.6 million and net cash outflows from changes in operating assets and liabilities of $1.5 million. The non-cash charges primarily consisted of $3.0 million in stock-based compensation, $2.3 million of depreciation and amortization expense, a $2.6 million increase in deferred income taxes, and $0.9 million from the fair value remeasurement of the Yandy Phantom Stock Appreciation Rights liability, partially offset by a $1.5 million gain on settlement of the GBG convertible note. The net cash outflows from changes in operating assets and liabilities of $1.5 million were primarily due to a decrease in other liabilities and accrued expenses of $2.6 million, an increase in receivables of $0.4 million, an increase in contract assets of $0.3 million, an increase in accounts payable of $0.4 million, an increase of $0.7 million in trademarks and an increase in prepaid expenses and other assets of $1.2 million, partially offset by an increase in deferred revenue of $3.4 million.

Net cash provided by operating activities was $5.1 million for the year ended December 31, 2019. This was primarily driven by a net loss of $23.6 million adjusted for non-cash charges of $8.4 million and net cash inflows from changes in operating assets and liabilities of $20.3 million. The non-cash charges primarily consisted of $7.4 million in stock-based compensation, and $3.1 million of depreciation and amortization expense, partially offset by a gain on bargain purchase of $1.5 million, an increase of $0.4 million in programming costs, and a $0.4 million decrease in deferred income taxes. The net cash inflows from changes in operating assets and liabilities of $21.0 million were primarily due to an increase in deferred revenue of $22.3 million, an increase in other liabilities and accrued expenses of $2.5 million, a decrease in receivables of $2.2 million, a decrease in contract assets of $0.4 million, an increase of $0.6 million in trademarks, and an increase in accounts payable of $0.3 million, partially offset by an increase in prepaid expenses and other assets of $3.4 million and a decrease in payables to related party of $3.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $5.5 million for the year ended December 31, 2020, which was primarily due to a $4.4 million prepayment for MCAC common stock and purchases of property and equipment of $0.9 million.

Net cash used in investing activities was $17.0 million for the year ended December 31, 2019, which was primarily due to the acquisition of Yandy for $12.8 million and purchases of property and equipment of $4.2 million.

Cash Flows from Financing Activities

Net cash used in financing activities was $8.5 million for the year ended December 31, 2020, which was primarily due to repayment of the GBG convertible note of $5.8 million, repayment of long-term debt of $2.3 million, and $0.3 million in payments for capitalized transaction costs related to the Business Combination.

Net cash provided by financing activities was $6.1 million for the year ended December 31, 2019, which was primarily due to net proceeds from the issuance of long-term debt of $11.7 million, partially offset by the repayment of $5.6 million of borrowings.

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Contractual Obligations

The following table includes aggregated information about contractual obligations that affect Playboy’s liquidity and capital needs. At December 31, 2020, Playboy’s contractual obligations over the next several periods were as follows:

	Payments Due by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Operating lease obligations[1]	$25,417	$3,433	$7,015	$7,416	$7,553
Term Loan, principal and interest[2]	196,486	17,156	179,330	—	—
Agency agreement settlement[3]	2,375	2,375	—	—	—
Total	$224,278	$22,964	$186,345	$7,416	$7,553

[1]	Represents operating lease liabilities for Playboy’s corporate offices.

[2]	Represents the principal and interest payments to be paid in connection with Playboy’s Term Loan based on the stated interest rate of 8.25% as of December 31, 2020.

[3]	Playboy elected not to renew its agency agreement with IMG Worldwide LLC in 2016 and agreed in November 2018 to $7.1 million as settlement for all remaining commission obligations, payable in quarterly installments through June 2021.

Off-Balance Sheet Arrangements

Playboy is not a party to any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Playboy’s consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Playboy’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Playboy believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While Playboy’s significant accounting policies are described in the notes to its consolidated financial statements, it believes that the accounting policies below are most critical to understanding its financial condition and historical and future results of operations.

Revenue Recognition

Playboy recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, which it adopted as of January 1, 2019 on a modified retrospective basis. Playboy recognizes revenue when it transfers promised goods or services in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. In applying the Topic 606 framework, Playboy must apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, Playboy does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. Additionally, Topic 606 provides specific guidance for revenue contracts with licenses of intellectual property, (“IP”). Playboy evaluates the nature of the license as to whether it provides a right to access or right to use the IP, which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.

Trademark Licensing

Playboy licenses trademarks under multi-year arrangements to consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, Playboy generally receives an annual non-refundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Annual minimum guarantee amounts are billed quarterly, semi-annually, or annually in advance and these payments do not include a significant financing component. Earned royalties in excess of the minimum guarantee are payable quarterly. The performance obligation is a license of symbolic IP that provides the customer with a right to access the IP, which represents a stand-ready obligation that is satisfied over time. Playboy recognizes revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned. As the sales reports from licensees are typically not received until after the close of the reporting period, Playboy follows the variable consideration framework and constraint guidance to estimate the underlying sales volume to recognize Excess Royalties based on historical experience and general economic trends. Historical adjustments to recorded estimates have not been material.

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Consumer Products

Playboy generates revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through its website and similar channels, principally as a result of its acquisition of substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy on December 31, 2019. Playboy recognizes revenue upon delivery of the purchased good to the buyer as its performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. Revenue is recognized net of incentives and estimated returns. Playboy periodically offers promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.

A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by Playboy or through the third-party seller’s fulfillment services. Playboy’s shoe sales are fulfilled through drop-ship arrangements, where the vendor will ship directly to its customers. In these arrangements, Playboy is primarily responsible for fulfilling the promise to customers and generally bears the inventory risk, including risk of returned product, and typically has discretion in establishing pricing. Playboy is the principal in these transactions and recognizes gross revenue from product sales upon delivery of the products to end-customers. Playboy recognizes the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.

Playboy charges shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, Playboy accounts for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of playboyplus.com and playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. Playboy receives fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

Playboy licenses programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute Playboy’s programming under the terms of affiliation agreements. The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and (ii) licenses to Playboy’s functional IP that are provided over the contract term that provides the operators the right to use its content library as it exists at a point in time. For both performance obligations, Playboy’s IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly and recognized as revenue as earned. The amount of royalties due to Playboy is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period. In these cases, Playboy follows the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. Playboy offers sales incentives through various programs, consisting primarily of co-op marketing. Playboy records advertising with customers as a reduction to revenue unless it receives a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case it records it as a marketing expense.

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. Playboy records a receivable when it has an unconditional right to consideration which will become due solely due to the passage of time. Playboy records a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. Playboy records a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection. For long-term non-cancellable contracts whereby Playboy has begun satisfying the performance obligation, it will record contract assets for the unbilled consideration which is contingent upon its future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.

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Unredeemed Site Credits

Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer, or when the likelihood of the site credit being redeemed by the customer is remote (breakage). As of December 31, 2020, breakage is recognized for site credits that are aged at least two years.

Sales Taxes

Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in Playboy’s consolidated income statement.

Practical Expedients

Payment terms and conditions vary by contract type; however, Playboy’s terms generally include a requirement of payment within 30 days if not paid in advance. Playboy elected the practical expedient to not assess whether a significant financing component exists if the period between when it transfers a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, Playboy has applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Business Combinations

Playboy allocates the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, Playboy may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Impairment of Long-Lived Assets

Playboy performs annual impairment tests on goodwill and intangible assets with indefinite lives in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit or an intangible asset with an indefinite life below its carrying value. Playboy may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If Playboy determines it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, an impairment test is unnecessary. If an impairment test is necessary, Playboy will estimate the fair value of its related reporting units. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is determined to be impaired and Playboy will proceed with recording an impairment charge equal to the excess of the carrying value over the related fair value.

Playboy performs a qualitative assessment to determine whether it is more likely than not that an indefinite-lived asset is impaired. If Playboy determines it is more likely than not that the indefinite-lived intangible assets are not impaired, a quantitative test is not necessary. If a quantitative test is required, Playboy will estimate the fair value of the indefinite-lived intangible assets. Playboy will recognize an impairment charge based on the excess of the carrying value over the fair value of the indefinite-lived intangible asset.

Playboy recorded no impairment charges on goodwill and its indefinite-lived intangible assets during the periods presented.

Playboy conducts impairment testing on long-lived assets, or asset groups, including definite-lived tangible and intangible assets, when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to carrying value. Playboy estimates fair value using a forecasted-discounted cash flow method based in part on its financial results and its expectation of future performance.

Inventory

Inventory consists of finished goods which are stated at the lower of cost or net realizable value using the specific identification method. Cost is determined on a first-in, first-out basis. A reserve for excess or slow-moving inventory is established based on historical trends. Differences between actual write-offs from Playboy’s estimates have not been material.

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Stock-Based Compensation

Playboy measures compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized ratably in earnings, generally over the period during which the recipient is required to provide service. Playboy adjusts compensation expense based on actual forfeitures, as necessary.

Playboy’s stock options vest ratably over the contractual vesting period and the fair value of the awards is estimated on the date of grant using a Black-Scholes option pricing model. Playboy’s restricted stock units vest ratably over the contractual vesting period and the fair value of the awards is estimated on the date of grant as the underlying value of the award. Awards with graded vesting features are recognized over the requisite service period for the entire award. The determination of the grant date fair value of stock awards issued is affected by a number of variables and subjective assumptions, including (i) the fair value of Playboy’s common stock, (ii) the expected common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, (v) the exercise price, and (vi) the expected dividend yield. Forfeitures are recognized when they occur.

Playboy’s phantom stock appreciation rights (“PSARs”) entitle the holder to receive cash determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Yandy’s common stock units over the base price on the final vesting date of the awards. As the PSARs are cash-settled awards, they are recorded as a liability at fair value and remeasured each reporting period until settlement at the end of their four-year vesting term. The fair value of the awards is estimated using a combination of a market approach based on guideline companies and an income approach based on discounted cash flows to determine the enterprise value of Yandy. The determination of the fair value of the PSARs issued is affected by a number of variables and subjective assumptions, including (i) the fair value of Yandy’s common stock units, (ii) the expected common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, and (v) the base price of the award.

Income Taxes

Playboy records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carryforward periods, and tax planning alternatives. Playboy uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Emerging Growth Company Status

PLBY Group, Inc., Playboy’s parent company as of February 10, 2021, is an emerging growth company, as defined in the Jumpstart Our Business Startups (the “JOBS Act”). The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. PLBY Group, Inc. will use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date PLBY Group, Inc. (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Playboy’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, following the closing of the Business Combination, PLBY Group, Inc. intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

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Recent Accounting Pronouncements

See Note 2 to Playboy’s consolidated financial statements included in Exhibit 99.1 to this Form 8-K for more information about recent accounting pronouncements, the timing of their adoption, and its assessment, to the extent it has made one, of their potential impact on its financial condition and its results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Playboy is exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in Playboy’s financial instruments and its financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2020 and 2019, Playboy had cash of $13.4 million and $27.7 million, respectively, and restricted cash and cash equivalents of $2.1 million and $1.0 million, respectively, primarily consisting of interest-bearing deposit accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, an immediate 10% change in interest rates would not have a material effect on the fair market value of Playboy’s cash and restricted cash and cash equivalents.

As of December 31, 2020 and 2019, Playboy had an outstanding Term Loan of $159.1 million and $161.4 million, respectively, that bears interest at a rate of 8.25% and 8.35% as of December 31, 2020 and 2019, respectively. A hypothetical 10% change in the interest rate on its Term Loan for all periods presented would not have a material impact on Playboy’s consolidated financial statements.

Credit Risk

At various times throughout the year, Playboy maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. Playboy has not experienced any losses in such accounts and does not believe that there is any credit risk to its cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom its products are sold and/or licensed. Playboy has a licensee that accounted for approximately 15% and 40% of its net revenues for the years ended December 31, 2020 and 2019, respectively.

Foreign Currency Risk

There was no material foreign currency risk for the years ended December 31, 2020 and 2019.

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